Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-170718) pertaining to the Amended and Restated Stock Option Plan, as amended and the 2010 Stock Incentive Plan of Accretive Health, Inc., and

2.	Registration Statement (Form S-8 No. 333-206482) pertaining to the Amended and Restated 2010 Stock Incentive Plan and Inducement Stock Option Awards of Accretive Health, Inc.

of our reports dated March 10, 2016, with respect to the consolidated financial statements of Accretive Health, Inc., and the effectiveness of internal control over financial reporting of Accretive Health, Inc., included in this Annual Report (Form 10-K) of Accretive Health, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Chicago, Illinois
March 10, 2016